UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

——————

FORM 8-K

——————

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 22, 2010

NextFit, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-122185 (Commission File Number)	87-0672359 (IRS Employer Identification No.)

235 West Sego Lily Drive, 2nd Floor, Sandy, Utah  84070

(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 990-1992

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into Material Agreement.

On March 22, 2010, the Board of Directors of NextFit, Inc. (the “Company”) approved a form of Indemnification Agreement to be entered into between the Company and each of its directors and executive officers (as defined by, and determined in accordance with, Section 16 and Rule 3b-7 of the Securities Exchange Act of 1934).  The directors authorized the Company to enter into separate Indemnification Agreements with each of the Company’s directors and each of the Company’s executive officers.

The Indemnification Agreements provide, among other things, that the Company will indemnify the directors and executive officers who are party to the Agreements to the fullest extent permitted by Nevada law, for claims arising out of, or in connection with, the indemnitee’s service to the Company. The indemnification is subject to limitations and other conditions specified in the Indemnification Agreements. To the extent that a change in Nevada law, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Bylaws and the Indemnification Agreement, the indemnitee will receive under the Indemnification Agreement the greater benefits so afforded by such change. This description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the form Indemnification Agreement, a copy of which is filed herewith as Exhibit 10.01. The Company expects to enter into Indemnification Agreements with each of its directors and executive officers.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

(b). Jeffrey D. Jenson notified the Company on March 23, 2010 that he would resign effective March 23, 2010 from his positions as President of the Company, and as a member of the Board of Directors of the Company.  Mr. Jenson resigned so that his job titles and responsibilities with the Company would more closely match the roles and responsibilities he has been performing in Company sales and marketing since March 2009.

Russell Taylor notified the Company on March 23, 2010 that he would resign effective March 23, 2010 from his position as Vice President of Investor Relations of the Company.

Item 9.01

(d) Exhibits.

Exhibit No.	Description
10.01	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nextfit, Inc.

By:	/s/ Teri Sundh
Teri Sundh, CEO

Date: March 24, 2010

3